                                                                    Exhibit 10.4


                              EMPLOYMENT AGREEMENT


                  THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of November 10, 1999, is by and between NetGenics, Inc , a Delaware corporation (the "Company"), and Vincent P. Kazmer ("Executive").

                  In consideration of their mutual promises, agreements and covenants and subject to the terms and conditions hereinafter set forth, the Company and Executive hereby agree as follows:

                  1. POSITION; DUTIES; COMPENSATION. (A) Beginning on December 1, 1999, the Company shall employ Executive in the position of Executive Vice President and Chief Financial Officer on an at-will basis, and Executive accepts such employment on the terms and conditions hereinafter set forth During his employment, Executive shall devote his entire business time and all reasonable efforts to his employment, shall perform diligently such duties as are customarily performed by the Chief Financial Officer of a company the size and structure of the Company, and shall perform diligently such other duties as may be assigned from time to time.

                           (B) In consideration for the services to be rendered
by Executive pursuant to this Agreement, the Company shall pay Executive at a rate of One Hundred and Sixty Thousand dollars ($160,000) per year during the first year of this Agreement. For any subsequent years of this Agreement, Executive's salary rate shall be subject to annual review. Executive's salary shall be payable to Executive in accordance with the Company's regular payroll practices applicable to senior management personnel.

                           (C) If Executive is on the company's payroll as an
employee on August 1 of any year including 2000 and after, Executive shall be entitled to additional compensation in the amount of $20,000, paid in a lump sum.

                  2. BENEFITS; EXPENSES. Executive shall be entitled to take three (3) weeks of vacation during each year of this Agreement, to be taken at such times as the parties mutually agree. Unless otherwise specified in this Section, the Company shall provide Executive with the same level of other benefits (such as health insurance, life insurance, 401(k)) provided by the Company from time to time to its other personnel.

                  3. STOCK OPTIONS. Subject to approval by the Directors of the Company, Executive shall receive options to purchase 185,000 shares of the Company under the Company's 1996 Stock Option Plan, a copy of which is attached hereto.

                           Subject to approval by the Directors of the Company,
Executive shall be able to earn additional performance stock options based on achievement of personal and company milestones or objectives as set by and as determined by the Company.

                  4. TERMINATION Executive may terminate his employment at any time by giving to the Company no less than one (1) month or more than two (2) months' prior written notice. In the event Executive gives such notice, the Company may, at its option, immediately discontinue Executive's duties. In such event, however, the Company shall be obliged to continue Executive's salary and benefits until the date of termination specified in Executive's notice. Thereafter, Executive will have no right to further payments or to participate in Company benefit plans, except as required by state or federal law.

                  The Company may terminate Executive's employment at any time without cause. In the event of such termination, the Company will continue Executive's salary, but not any benefits (except if required by law) or bonus or bonus payout, for twelve (12) months from the date of termination. In such event, such payments will be at the same rate as prior to termination. In the event Executive is discharged for cause, Executive's salary and benefits shall not be continued for any period after discharge, except as required by state or federal law (e.g., COBRA). For purposes of this Agreement, "cause" means Executive's committing of any felony or other crime involving dishonesty or moral turpitude, Executive's serious misconduct in the course of employment, Executive's violation of Company policy, or Executive's repeated neglect of duties (other than on account of incapacity).

                  5. CONFIDENTIAL AND PROPRIETARY INFORMATION. Executive shall sign, and hereby agrees to be bound by, the NetGenics, Inc. "Confidentiality and Non-Competition Agreement," which is incorporated herein by reference.

                  6. ARBITRATION. Any dispute arising under this Agreement, or in the interpretation of this Agreement, or from Executive's employment or ending of such employment, shall be resolved by submission to the American Arbitration Association pursuant to the AAA's rules relating to the resolution and determination of such disputes. In rendering his or her decision, the arbitrator shall be bound by the principle that Executive has only those contractual rights specifically enumerated in this Agreement, and that Executive is otherwise an employee-at-will.

                  7. RELOCATION EXPENSES. Executive shall be entitled to reimbursement for moving expenses of up to $2,000 incurred in relocating his personal and household possessions from Houston, Texas to Hudson Ohio Before being reimbursed or paid, Executive shall be required to present suitable documentation of these expenses and/or claimed tax effects.

                  8. ENTIRE AGREEMENT; MODIFICATIONS. This Agreement supersedes all previous agreements, arrangements and understandings, written or oral, between Executive and the Company with respect to the subject matter hereof. No modification, waiver, amendment or addition to any of the terms of this Agreement shall be effective unless set forth in a writing signed by Executive and the Company.

                  9. SEVERABILITY. All provisions contained in this Agreement are severable, and in the event that any one of them shall be held to be invalid by any court of competent jurisdiction, this Agreement shall be interpreted as if such provision was not contained herein, and such determination shall not otherwise affect the validity of any other provision.

                  10. GOVERNING LAW; VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to any such laws relating to choice or conflict of laws.

                  11. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be considered an original, but all of which shall constitute one and the same instrument.


                  IN WITNESS WHEREOF, Executive and the Company, having read and fully understood each of the foregoing provisions, have executed this Agreement as of the date first set forth above.

                            EXECUTIVE:

                            /s/ Vincent P. Kazmer
                            ----------------------------------------------------
                            EXECUTIVE: Vincent P. Kazmer


                            COMPANY:

                            NETGENICS, INC.


                            By: /s/ Manuel J. Glynias
                                ------------------------------------------------
                            Name: Manuel J. Glynias

                            Title: President and CEO